ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
SMALL CAP GROWTH PORTFOLIO

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
The Portfolio's investment objective is growth of capital by pursuing aggressive investment policies. Current income is incidental to the Portfolio's objective.
Non-fundamental:
The Portfolio's investment objective is long-term growth of capital.

Fundamental Investment Policies:
The Portfolio may not purchase the securities of any one issuer, other than the U.S. Government or any of its agencies or instrumentalities, if immediately after such purchase more than 5% of the value of its total assets would be invested in such issuer or the Portfolio would own more than 10% of the outstanding voting securities of such issuer, except that up to 25% of the value of the Portfolio's total assets may be invested without regard to such 5% and 10% limitations.
The Portfolio is diversified.
The Portfolio may not invest more than 25% of the value of its total assets in any particular industry.
The Portfolio may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolio may not borrow money except for temporary or emergency purposes in an amount not exceeding 5% of its total assets at the time the borrowing is made.












Related non-fundamental policy:
Under the 1940 Act, the Portfolio is not permitted to borrow unless immediately after such borrowing there is "asset coverage," as that term is defined and used in the 1940 Act, of at least 300% for all borrowings of the Portfolio. In addition, under the 1940 Act, in the event asset coverage falls below 300%, a Portfolio must within three days reduce the amount of its borrowing to such an extent that the asset coverage of its borrowings is at least 300%.
The Portfolio may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

Related non-fundamental policy eliminated.
The Portfolio may not issue senior securities, except as permitted under the 1940 Act and interpretations thereunder.
Policy eliminated.  See above.
The Portfolio may not purchase or sell real estate.
The Portfolio may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Portfolio from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Portfolio may not participate on a joint or joint and several basis in any securities trading account.
Policy eliminated.
The Portfolio may not invest in companies for the purpose of exercising control.
Policy eliminated.
The Portfolio may not, except as permitted in connection with short sales of securities against the box, make short sales of securities. (This is listed twice in the same list; see #7 and #10 on p. 58 of SAI)

Related non-fundamental policy.

The Portfolio may make short sales of securities "against the box" but not more than 15% of its net assets may be deposited on short sales. (P) The Portfolio may only make short sales of securities against the box. (SAI) Policy eliminated.





Related non-fundamental policy eliminated.
The Portfolio may not make loans of its funds or assets to any other person, which shall not be considered as including the purchase of a portion of an issue of publicly distributed debt securities, whether or not the purchase was made upon the original issuance of the securities; except that the Portfolio may purchase non-publicly distributed securities subject to the limitations applicable to restricted securities and except or the lending of portfolio securities.
The Portfolio may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies;
(ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act.
The Portfolio may not, except as permitted in connection with short sales of securities or writing of call options, pledge, mortgage or hypothecate any of its assets.
Policy eliminated.
The Portfolio may not purchase securities on margin, but it may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities.
Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and (ii) that the Portfolio may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Portfolio may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.

Non-fundamental Investment Policies:
The Portfolio may write covered call options of up to 15% of its total assets and purchase and sell put and call options written by others of up to, for all options, 10% of its total assets. (P) It is the Portfolio's policy not to write a call option if the premium to be received by the Portfolio in connection with such option would not produce an annualized return of at least 15% of the then market value of the securities subject to option. The Portfolio will not sell a call option written or guaranteed by it if, as a result of such sale, the aggregate of the Portfolio's securities subject to outstanding call options (valued at the lower of the option price or market value of such securities) would exceed 15% of the Portfolio's total assets. The Portfolio will not see any call option if such sale would result in more than 10% of the Portfolio's assets being committed to call options written by the Portfolio, which, at the time of sale by the Portfolio, have a remaining term of more than 100 days. The aggregate cost of all outstanding options purchased and held by the Portfolio shall at no time exceed 10% of the Portfolio's total assets. (SAI)
Policy eliminated.
The Portfolio may make loans of portfolio securities up to 33-1/3% of its total assets (including collateral for any security loaned).
The Portfolio may lend portfolio securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act.
The Portfolio will limit its investments in standby commitments so that the aggregate purchase price of the securities subject to the commitments does not exceed 20% of its assets.
Policy eliminated.
Not more than 15% of the Portfolio's total assets may be invested in restricted or not readily marketable assets at any one time.
The Portfolio will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.
The Portfolio will not purchase securities of any company with a record of less than three years continuous operation (including that of predecessors) if such purchase would cause the Portfolio's investments in such companies, taken at cost, to exceed 25% of the value of the Portfolio's total assets. Policy eliminated.
It is a non-fundamental policy of the Portfolio that the Portfolio will not purchase or sell commodities, except as permitted under the 1940 Act and that
(i) the Portfolio may utilize futures and options thereon only for hedging purposes, (ii) the Portfolio will not enter into any futures contracts or options on futures contracts if immediately thereafter the market values of the outstanding futures contracts of the Portfolio and the futures contracts subject to outstanding options written by the Portfolio would exceed 50% of its total assets, (iii) the Portfolio will not purchase or sell a stock index future if immediately thereafter more than 30% of its total assets would be hedged by stock index futures, and (iv) the Portfolio will not purchase or sell a stock index future if, immediately thereafter, the sum of the amount of margin deposit on the Portfolio's existing futures positions would exceed 5% of the market value of the Portfolio's total assets.
Non-fundamental policy eliminated.

New fundamental policy:
The Portfolio may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.
The Portfolio may not underwrite securities issued by other persons, except as permitted under the 1940 Act.
Non-fundamental policy eliminated.

New fundamental policy:
The Portfolio may not act as an underwriter of securities, except that the Portfolio may acquire restricted securities under circumstances in which, if such securities were sold, the Portfolio might be deemed to be an underwriter for purposes of the Securities Act. of 1933, as amended (the "Securities Act"). Under the 1940 Act, the Portfolio may invest not more than 10% of its total assets in securities of other investment companies. In addition, under the 1940 Act each Portfolio may not own more than 3% of the total outstanding voting stock of any investment company and not more than 5% of the value of each Portfolio's total assets may be invested in the securities of any investment company.
The Portfolio may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.


SK 00250 0073 695896















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